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Asterias Biotherapeutics, Inc.

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230 Constitution Drive Menlo Park, CA 94025 (650) 433-2900

June 2015

Dear Fellow Shareholders:

2014 was a year of many firsts for Asterias Biotherapeutics.  We became publicly traded in July, we secured non-dilutive financial support to fund development of two key therapeutic programs and we continued the clinical progress of those programs, we improved our operational efficiency, and I made my first purchases of Asterias shares!  We achieved many important milestones and generated significant returns for our shareholders, while at the same time demonstrating our commitment to helping patients address unmet medical needs by developing innovative therapies based on our two potentially transformative stem cell technology platforms: industry-leading Pluripotent Stem Cells and Allogeneic Dendritic Cell Immunotherapy.

Overall we are very pleased with the substantial momentum we built over the past year with the lead clinical programs from these platforms that address large markets: AST-OPC1 (oligodendrocyte progenitor cells) for spinal cord injuries and AST-VAC2 (antigen-presenting allogeneic dendritic cells) for lung cancer. The California Institute of Regenerative Medicine awarded a $14.3 million grant to Asterias that covers clinical development and other product development activities for AST-OPC1. We received clearance from the U.S. Food and Drug Administration (FDA) to initiate a Phase 1/2a clinical trial of AST-OPC1 in patients with complete cervical spinal cord injury. In addition, Asterias secured non-dilutive funding from Cancer Research UK to advance our immunotherapy cancer vaccine AST-VAC2 into a Phase 1/2a clinical trial for non-small cell lung cancer. We are very excited about both of these programs, which are focused on disease indications that are supported by robust pre-clinical and clinical data, and so we believe these programs provide reduced development risk.

We also achieved significant corporate progress in 2014. Asterias strengthened and expanded its management and Board of Directors with the appointments of myself and two directors who have a wealth of knowledge and experience in the pharmaceutical industry, business and financial services. In July, Asterias became a publicly traded company when our Series A common stock was distributed from Geron Corporation to our new shareholders. In October, we began trading our common stock on the NYSE MKT, the premier U.S. equities market for listing and trading of small growth companies. Since Asterias began life as a publicly traded company, our stock performance has been positive with our share price more than doubling since July 2014.

In 2015, we are focused on executing strategies to advance clinical development for AST-OPC1 and AST-VAC2, and expect multiple, meaningful clinical milestones over the coming months. Now is a particularly exciting time at Asterias as we have begun enrolling patients for the Phase 1/2a clinical trial of AST-OPC1 in newly injured patients with sensory and motor complete cervical spinal cord injury at one of the nation’s top rehabilitation hospitals for spinal cord injury and brain injury. The initiation of this trial is in line with our plans to accelerate the current timelines for the AST-OPC1 clinical program in order to obtain safety and efficacy data readouts more rapidly and that are more robust. This means, if we are successful, that we would have first efficacy data readouts from the trial in the first quarter of 2016. To enable this acceleration, we plan to double the number of clinical trial sites from 4 to 8, and expand our patient recruitment efforts. In addition, we intend to seek permission from FDA to increase the robustness of the proof of concept that we will establish in this Phase 1/2a clinical trial by expanding enrollment from 13 patients to up to 40 patients. By increasing the robustness of the proof of concept, our goals with these changes are designed to increase the statistical confidence of the safety and efficacy readouts, thus de-risking the program earlier in development, and potentially positioning it for accelerated regulatory approvals.

Regarding our AST-VAC2 development program, we are continuing process development and manufacturing scale-up of the AST-VAC2 manufacturing process. We expect to complete transfer of the resulting cGMP-compatible process to our development partner Cancer Research UK in the second quarter of 2015. Following completion of the technology transfer, Cancer Research UK will, at its own cost, manufacture clinical grade AST-VAC2 and conduct the Phase 1/2a clinical trial in patients with non-small cell lung cancer in the UK, subject to regulatory approval. The objectives of the trial will be to evaluate safety and preliminary efficacy of AST-VAC2. The funding from Cancer Research UK is expected to offset the estimated $20 million to $30 million total cost of the Phase 1/2a trial. We expect regulatory clearance for the Phase 1/2a trial during 2016, and initiation of the trial in early 2017.

In addition, we are extremely excited and honored that positive, new, long-term follow-up data from a Phase 2 clinical trial of AST-VAC1 in acute myelogenous leukemia (AML) was presented at the 2015 American Society of Clinical Oncology (ASCO) Annual Meeting, the largest cancer scientific and medical meeting in the world each year. The ASCO Scientific Program Committee selected the AST-VAC1 study for oral presentation at its meeting, which is typically reserved for important clinical and translational research findings. AST-VAC1 is our autologous (using cells sourced from the patient) telomerase-based dendritic cell cancer vaccine. The long-term follow-up showed that over 50% of patients who received AST-VAC1 had prolonged relapse-free survival, even in patients with high-risk AML including those over 60 years old and patients in second remission. These positive long-term findings provide additional clinical rationale that supports our focus on progressing AST-VAC2 into a Phase 1/2a clinical trial in lung cancer. At the same time, we are forming our clinical development plan for AST-VAC1, and intend to explore all strategic alternatives to further advance this product for the benefit of patients, and to maximize value for Asterias shareholders.

Asterias has been successful in maximizing the use of our resources while conserving cash due to our disciplined spending and our focus on attracting experienced partners like the California Institute of Regenerative Medicine and Cancer Research UK, which provide funding to reduce our level of research and development investment in bringing our products through the clinic, and at minimal dilution to our shareholders.  We believe the external validation, expertise and non-dilutive funding from our leading scientific institution partners, combined with our cash balance, position us to execute our strategic plan to further advance AST-OPC1 and AST-VAC2 through meaningful clinical milestones. In fact, we recently strengthened our cash position with $11.7 million in proceeds from the exercise of all outstanding common share purchase warrants originally issued in June 2014.

We have also made significant progress in making Asterias visible to investors and in positioning the company as a science based, execution focused regenerative leader. We have participated in multiple industry, scientific and banking conferences and have made individual presentations to over 50 institutional investors. We now have a much broader investor base, two equity research analysts covering Asterias and multiple bank relationships.

So to summarize, we remain strongly focused on our two potential transformative technology platforms and are executing initiatives to advance the lead programs from these platforms. We are committed to bringing to market our promising therapeutic products that have the potential to address significant unmet medical needs. In doing so, we will continue to build shareholder value. We are extremely excited about the future for Asterias as our two technology platforms provide several opportunities for pipeline expansion in neurodegenerative diseases and oncology. AST-OPC1 has opportunities beyond spinal cord injury in diseases such as Multiple Sclerosis (MS), Stroke, Amyotrophic Lateral Sclerosis (ALS or Lou Gehrig's Disease).  AST-VAC2 has potential in additional cancers, and potential for non-cancer indications.

2015 has already been an exciting year for Asterias, and we believe we will demonstrate further progress as the year advances.  We wish to thank our stockholders for your continued support. Together, we look forward to realizing the promise of our regenerative medicine therapeutics and to providing hope to people with precious few options to treat their disease.

Sincerely,

Pedro Lichtinger
President and Chief Executive Officer
Asterias Biotherapeutics, Inc. (NYSE MKT: AST)

FORWARD-LOOKING STATEMENTS

Statements in this letter pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Asterias, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Asterias, particularly those mentioned in the cautionary statements found in Asterias' filings with the Securities and Exchange Commission. Asterias disclaims any intent or obligation to update these forward-looking statements.